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
                                                       Exhibit 12


       Computation in Support of Ratio of Earnings to Fixed
Charges
                 For Nine Months Ended September 30, 2000


                                                     (Thousands of
Dollars)

Earnings:
Net income*                                              $233,946
Plus: Fixed charges (see below)                           170,069
      Income taxes*                                       136,873
      Amortization of capitalized interest                     76
Less: Capitalized interest                                 (4,542)
      Total Earnings                                     $536,422

Fixed Charges:
      Interest on long-term debt                         $124,762
      Other interest                                       40,803
      Estimated interest component of rentals               4,504
      Total Fixed Charges                                $170,069

      Ratio of Earnings to Fixed Charges                     3.15

*Net income and income taxes excludes extraordinary charges

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